EXHIBIT 4.2


                       FIRST AMENDMENT TO RIGHTS AGREEMENT


         THIS AMENDMENT (this "Amendment"), dated as of September 5, 2000, to the Rights Agreement, dated as of January 1, 1996 (the "Rights Agreement"), is made by and between Engineering Animation, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

                                    RECITALS

     A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

     B. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

     C. The Company proposes to enter into an Agreement and Plan of Merger, dated as of September 5, 2000 (as it may be further amended or supplemented from time to time, the "Merger Agreement") among Unigraphics Solutions Inc. ("Parent"), UGS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the Company, with respect to a business combination of the Company and Parent (the "Merger"), a Stockholders Agreement dated as of September 5, 2000 (as may be further amended or supplemented from time to time, the "Stockholders Agreement") among Parent, Purchaser, and the stockholders named therein, and a Stock Option Agreement dated September 5, 2000 (as it may be further amended or supplemented from time to time, the "Stock Option Agreement") among Parent and the Company.

     D. The Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the approval, execution and delivery of the Merger Agreement, the Stockholders Agreement and the Stock Option Agreement and the consummation of the transactions contemplated thereby, including without limitation, the exercise of the stock option, will not (i) cause Parent or any of its subsidiaries to become an Acquiring Person or (ii) cause the occurrence of a Shares Acquisition Date or Distribution Date or otherwise cause such Rights to separate from the underlying Common Stock or give such holders the right to acquire securities of any party thereto.

     E. The Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement.



                                    AGREEMENT

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:


         1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following proviso at the end of the first sentence thereof:

         "; provided that neither Unigraphics Solutions Inc., a Delaware corporation ("UG"), nor any of its Subsidiaries shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger dated as of September 5, 2000, as may be amended from time to time, among UG, UGS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of UG, and the Company (the "UG Merger Agreement"), the Stockholders Agreement and the Stock Option Agreement or the consummation of the transactions contemplated thereby, including, without limitation, the exercise of the stock option."


         2. Section 2 of the Rights Agreement is hereby modified and amended by adding the following at the end of the last sentence thereof:

         "upon not less than ten (10) Business Days' notice to the Rights Agent. The Rights Agent shall have no duty to supervise such co-Rights Agent and in no event shall the Rights Agent be liable for the acts or omissions of any co-Rights Agent."


         3. The Rights Agreement is hereby further modified and amended by deleting Section 20(c) in its entirety and replacing it with the following:

         "The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct."

The Rights  Agreement  is hereby  further  modified  and amended by adding a new
Section 34 to the end thereof to read in its entirety as follows:

                  "Section 34. Merger Agreement, Stockholders Agreement and Stock Option Agreement with Unigraphics Solutions Inc. Notwithstanding any other provision of this Agreement, neither the approval, execution or delivery of the UG Merger Agreement, the Stockholders Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated thereby, including without limitation, the exercise of the stock option, is or shall be deemed to be a Section 11(a)(ii) Event or
         Section 13 Event, nor will such performance or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the UG Merger Agreement."


         4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


         5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.


         6. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.


         7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

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


         IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.


ATTEST:                           ENGINEERING ANIMATION, INC.


By: /s/  Jamie A. Wade      By:  /s/  Matthew M. Rizai
-----------------------          -------------------------------
Name:    Jamie A. Wade           Name:  Matthew M. Rizai
Title:  Secretary                Title:  Chairman & CEO



ATTEST:                          FIRST CHICAGO TRUST COMPANY
                                    OF NEW YORK

By:                         By:  /s/  Peter Sablich
     -----------------           -------------------------------
Name:                            Name:  Peter Sablich
Title:                           Title:  Managing Director